Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt	Christine Mohrmann
	KVH Industries	Financial Dynamics
	401-847-3327	212-850-5600

KVH Reports Results for Fourth Quarter and Fiscal Year 2007

•	Quarterly Revenue of $19.7 Million, Up 13% Year-over-Year

•	Net Profit of $1 Million; $0.06 Earnings Per Share

MIDDLETOWN, RI – February 7, 2008 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the fourth quarter and full year ended December 31, 2007. Revenue for the fourth quarter of 2007 was $19.7 million, up 13% from the fourth quarter ended December 31, 2006. Net income for the quarter was $1.0 million or $0.06 on a per-diluted share basis. During the same period last year the company reported net income of $0.1 million, or $0.01 on a per-diluted share basis.

For the year ended December 31, 2007, revenue was $80.9 million, compared to $79.0 million for the year ended December 31, 2006. KVH reported net income of $2.5 million or $0.17 on a per-diluted share basis for the 2007 period, versus net income of $3.7 million or $0.25 on a per-diluted share basis in the year-ago period.

“We closed out 2007 on a very strong note, with increasing sales and profits. These improvements are the result of the hard work we put in over the course of the year, including a complete update to our mobile satellite product line and the launch of two new maritime communication solutions,” said Martin Kits van Heyningen, KVH’s chief executive officer.

In the fourth quarter of 2007, mobile communications revenue was $14.1 million, up 16% on a year-over-year basis. “Marine revenue rose 35% over the same quarter last year, propelled by a 56% increase in international sales and by initial shipments of our new TracPhone® V7,” Mr. Kits van Heyningen continued. “We are currently supporting broadband connections throughout Europe, the North Atlantic, and the Americas and are moving ahead with plans to expand the mini-VSAT Broadband coverage area significantly in 2008 and 2009. Our goal is to ultimately support vessels in the Pacific Ocean; throughout Asia; the Indian Ocean including shipping routes to the Gulf; and the Middle East.

“Within the land mobile market, quarterly revenue was down 10% due primarily to a year-over-year decline in sales to the automotive market. We are taking steps to strengthen our land sales channel, most notably with the recent addition of Coast Distribution, which offers a new channel into the RV marketplace both in the United States and Canada.”

Turning to the defense business, Mr. Kits van Heyningen remarked, “Fourth quarter sales were strong thanks to solid TACNAV® sales and increased shipments of our TG-6000 inertial measurement unit. We continue to aggressively pursue the opportunity to supply fiber optic gyros (FOGs) for stabilized remote weapons programs and are expanding our production capacity in preparation for increasing demand.” Defense-related guidance and stabilization sales, including those for KVH’s fiber optic gyro solutions and TACNAV military navigation systems, were approximately $5.6 million in the fourth quarter of 2007, up 7% on a year-over-year basis.

For the full year ended December 31, 2007, mobile communications revenue was up 8% and defense-related guidance and stabilization revenue was down 11%, compared to the prior year.

Commenting on the company’s financial results for the fourth quarter, Patrick Spratt, KVH’s chief financial officer, said, “The fourth quarter exceeded our expectations for both the top and bottom lines due in part to solid sales of relatively higher-margin defense products. Gross margin was above expectations at almost 41%, and we kept operating expenses in check. For the first time in two years we did not incur any patent litigation expenses, following the favorable resolution of that issue in August. Our total cash balance decreased sequentially by $2.9 million, driven by our ongoing stock repurchase program and by growth in accounts receivable.

“Looking forward, we believe 2008 will be a year of solid growth for revenue and earnings. We expect that first quarter revenue will be in the range of $23 to $25 million, up 13% to 23% year over year. This sales level should yield earnings for the quarter in the range of $0.08 to $0.12 per share, compared to a breakeven result for the prior year. For the full year, we expect that revenue will grow in the range of 14% to 20%, compared to fiscal year 2007. For the year, EPS is projected to be in the range of $0.36 to $0.44. The full year guidance is based on several key assumptions with respect to future business development. Among these are the expectation that we will win additional meaningful orders for our fiber optic gyros in support of remote weapons station applications and that our new mini-VSAT product and service offering will be widely accepted in leisure and commercial markets.”

Recent Operational Highlights:

•	February 5, 2008 – KVH receives $1.4 million in orders for TACNAV components for a U.S. prime contractor.

•	February 4, 2008 – Coast Distribution joins KVH’s North American distribution network for RV products.

•	January 25, 2008 – Rexhall Industries selects KVH’s TracVision SlimLine products as its exclusive satellite TV solution.

•	January 25, 2008 – Courts approve final settlement of 2004 securities class action and related derivative lawsuits.

•	January 11, 2008 – KVH announces that the TracPhone V7 and mini-VSAT Broadband service are now available for European leisure yachts.

•	January 10, 2008 – General Dynamics Land Systems-Canada names KVH “Supplier of the Year”.

•	November 16, 2007 – KVH announces that it will receive $730,000 in research funds from the U.S. military to fund the development of a lower-cost fiber optic gyro-based northfinder.

•	October 25, 2007 – KVH introduces two new TracPhone satellite communication systems compatible with Inmarsat’s new FleetBroadband service.

•	October 23, 2007 – The 14'' TracVision M3ST satellite TV system wins KVH’s 10th consecutive Industry Award from the National Marine Electronics Association.

KVH is webcasting its fourth quarter/year-end conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., is a leading manufacturer of systems to provide mobile access to satellite TV, communication, and high-speed Internet, as well as navigation, pointing, and guidance solutions for defense and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island. For more information, visit http://www.kvh.com.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for 2008, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: competition presented by alternative maritime satellite communication products and services; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; seasonal declines in demand for our mobile communication and television products; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the risk of delays in the placement of timely orders for ongoing defense contracts; order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a general shift in product mix toward our mobile communication products; potential continued softness in the U.S. market for leisure marine products; the unpredictability of the emerging market, as well as consumer and automotive manufacturer demand, for mobile communication products in automobiles; changes in customer response to new product introductions; the impact of increases in fuel prices on the sale and use of motor vehicles and marine vessels; declines in interest rates, our dependence on third-party satellite networks for programming and satellite services; delays in delivery arising from supplier production constraints; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2007. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net sales	$19,705	$17,426	$80,915	$78,973
Cost of sales	11,684	10,610	48,449	47,168

Gross profit	8,021	6,816	32,466	31,805
Operating expenses:
Research and development	2,279	1,950	9,265	7,720
Sales, marketing and support	4,078	3,674	15,402	14,387
General and administrative	1,438	1,710	7,538	7,841

Income (loss) from operations	226	(518)	261	1,857
Other income, net	542	626	2,482	2,168
Income tax benefit (expense)	194	—	(244)	(350)

Net income	$962	$108	$2,499	$3,675

Net income per common share
Basic and Diluted	$0.06	$0.01	$0.17	$0.25

Weighted average common shares outstanding
Basic	14,928	14,860	14,964	14,787

Diluted	14,932	14,979	14,983	14,915

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KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Cash, cash equivalents and marketable securities	$53,305	$54,739
Accounts receivable, net	12,826	10,556
Inventories	9,313	9,043
Other assets	1,017	1,028

Total current assets	76,461	75,366
Property and equipment, net	11,739	9,569
Deferred income taxes	3,334	3,334
Other non-current assets	36	155

Total assets	$91,570	$88,424

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$8,633	$8,248
Current portion of long-term debt	132	123

Total current liabilities	8,765	8,371
Deferred revenue	9	99
Long-term debt, excluding current portion	2,026	2,158
Stockholders’ equity	80,770	77,796

Total liabilities and stockholders’ equity	$91,570	$88,424

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